October 18, 2007

President’s Report

Dividend and Unaudited Results Third Quarter 2007
Federal Home Loan Bank of New York Dividend Declared at 8.05%

Third Quarter Dividend Declared at 8.05%

The Board of Directors of the Federal Home Loan Bank of New York declared a regular quarterly cash dividend at an annualized rate of 8.05 percent at a meeting on October 18, 2007. The dividend, based on stock held during the period July 1, 2007, through September 30, 2007, will be paid to shareholders on October 31, 2007.

Third Quarter 2007 Balance-Sheet Highlights

Total assets increased 25 percent to $102.4 billion at September 30, 2007, up from $81.7 billion at the end of 2006. Advances increased 27 percent to $75.1 billion, compared with $59.0 billion on December 31, 2006, and represented 73.3 percent of total assets. And on September 30, 212 or 71% of our member lenders had tapped the Home Loan Bank’s liquidity window of best resort.

The Federal Home Loan Banks were created by Congress to supply reliable, low-cost funding to community member lenders in all business cycles. This significant increase in advances demonstrates the important role we play as we help members serve their communities regardless of the economic environment. Critics, who have forgotten the importance of the assured liquidity mission of the Home Loan Banks, now have a mnemonic.

The dollar amount of the third-quarter dividend will be approximately $79 million. The
September 30, 2007, retained earnings after the dividend payment will be approximately
$319 million. Future dividend rates may be significantly different from the current rate as a result of a number of factors including the effects of derivatives accounting (SFAS 133), overall interest rates, demand for our products, and our ability to achieve targeted returns on our investments.

The Home Loan Bank had net income of $85.2 million for the third quarter, representing an
11 percent increase in net income as compared to the $76.8 million for the third quarter 2006. Through the first nine months of 2007, the Bank’s net income was $227.1 million, an increase of $12.2 million over the same period last year.

Federal Home Loan Bank of New York
President’s Report
October 18, 2007

Investments and short-term money-market instruments rose to $25.1 billion at September 30, 2007, up from $20.5 billion on December 31, 2006. Mortgage assets were at $1.5 billion at
September 30, 2007, about the same as the end of the year, and represented less than 2 percent of total assets. Capital rose to $4.5 billion at September 30, 2007, compared with $3.9 billion on
December 31, 2006.

Sincerely,

Alfred A. DelliBovi

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.